Exhibit 99.1

PACIFIC BIOSCIENCES OF CALIFORNIA ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2010 OPERATING RESULTS

Menlo Park, Calif., February 15, 2011 (Globe Newswire) – Pacific Biosciences of California, Inc. (Nasdaq: PACB) today announced financial results for the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter 2010 Financial Highlights:

During the fourth quarter of 2010, the Company continued investments in developing and manufacturing commercial versions of PacBio RS and SMRT™ technologies while expanding sales, service, and manufacturing operations in preparation for the planned commercial launch during the second quarter of 2011. During the fourth quarter the Company commenced commercial production of the PacBio RS and capitalized component and manufacturing costs incurred during the period as inventory. The capitalization of inventory during the period contributed to the $4.3 million reduction of the Company’s quarter over quarter net loss of $36.4 million, compared to $40.7 million for the third quarter of 2010. Revenue derived from government grants totaled $280,000 for the fourth quarter of 2010 as compared to $220,000 for the third quarter.

Research and development expenses during the fourth quarter of 2010 totaled $26.5 million, compared to $32.9 million for the third quarter of 2010. The decrease in research and development expenses during the fourth quarter reflects the capitalization of $6.9 million of inventory, which approximates the amount of similar costs expensed as research and development costs during the third quarter. Selling, general, and administrative expenses during the fourth quarter of 2010 increased to $10.3 million compared to $8.0 million for the third quarter of 2010.

Cash and investments at December 31, 2010 totaled $283.7 million compared to $112.9 million at September 30, 2010 and $92.7 million at December 31, 2009. The Company received $210.8 million in net proceeds from its initial public offering during the fourth quarter and $106.1 million in net proceeds from the sale of preferred stock during mid-2010.

Fiscal Year 2010 Financial Highlights:

For the year ended December 31, 2010, the Company reported a net loss of $140.2 million, compared to a net loss of $87.7 million for 2009. The increase in net loss is largely attributable to increased purchases of material for the manufacture of prototype instruments and consumable products in addition to the expansion of sales, service and manufacturing operations as the Company prepares for the commercial launch of the PacBio RS. Revenue for the year ended December 31, 2010, comprised solely of government grants, totaled $1.7 million compared to $135,000 for 2009.

Research and development expenses during fiscal 2010 totaled $111.8 million, compared to $75.9 million for fiscal 2009. Research and development expenses for periods prior to the fourth quarter of 2010 include all costs associated with manufacturing operations. Selling, general and administrative expenses during fiscal 2010 increased to $30.1 million compared to $12.3 million for fiscal 2009, reflecting the continued growth of the Company’s sales and customer support organizations. The Company added a total of 135 employees during 2010, bringing the total to 431 employees as of December 31, 2010.

The Company’s backlog totaled approximately $24 million as of December 31, 2010, which includes delivered limited production release versions of the PacBio RS and orders for full commercial release versions of the PacBio RS received as of that date.

Conference Call

Pacific Biosciences will host a conference call for investors on February 15, 2011 at 1:30 p.m. PST (4:30 p.m. EST). The conference call dial-in numbers are US: 888.989.5214 or International: 630.395.0127, access code “PACB”. A live webcast of the call will also be available from the Investor Relations section of www.pacb.com. A webcast replay of the conference call will also be available from the Investor Relations section of www.pacb.com approximately two hours after the call and will be available for up to thirty days.

About Pacific Biosciences

Pacific Biosciences’ mission is to transform the way humankind acquires, processes and interprets data from living systems through the design, development and commercialization of innovative tools for biological research. The company has developed a novel approach to studying the synthesis and regulation of DNA, RNA and proteins. Combining recent advances in nanofabrication, biochemistry, molecular biology, surface chemistry and optics, Pacific Biosciences has created a powerful technology platform called single molecule, real-time, or SMRT(tm), technology. SMRT technology enables real-time analysis of biomolecules with single molecule resolution, which has the potential to transform the understanding of biological systems by providing a window into these systems that has not previously been open for scientific study.

CONTACTS:

Trevin Rard	Ben Gong
650.521.8450	650.521.8203
ir@pacificbiosciences.com

Forward-Looking Statements

This press release contains forward-looking statements relating to the company’s operations and operating results, including the statements relating to the Company’s plans for the commercial launch of the PacBio RS in the second quarter of 2011 and future revenue implied in the Company’s backlog. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results. Factors that could materially affect actual results can be found in Pacific Biosciences of California’s most recently filed Quarterly Report on Form 10-Q, including those listed under the caption “Risk Factors.” Pacific Biosciences of California expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Pacific Biosciences of California, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31, 2010	September 30, 2010	December 31, 2009
Assets
Cash and investments	$283,674	$112,932	$92,735
Accounts receivable	341	1,052	—
Inventory	6,864	—	—
Prepaids and other current assets	2,235	3,302	1,010

Total current assets	293,114	117,286	93,745
Property and equipment	12,311	12,350	7,142
Other assets	322	300	211

Total Assets	$305,747	$129,936	$101,098

Liabilities and Stockholders Equity (Deficit)
Accounts payable	$9,515	$13,211	$5,778
Deferred revenue	3,221	1,052	—
Accrueds and other current liabilities	8,104	8,650	2,641

Total current liabilities	20,840	22,913	8,419
Facility financing and deferred rent	5,041	5,056	475
Preferred stock warrant liability	—	292	226
Convertible preferred stock	—	374,975	269,101
Stockholders’ equity (deficit)	279,866	(273,300)	(177,123)

Total Liabilities and Stockholders’ Equity	$305,747	$129,936	$101,098

Pacific Biosciences of California, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	Quarters Ended
	December 31, 2010	September 30, 2010
Grant revenue	$280	$220
Operating expenses
Research and development	26,542	32,873
Sales, general and administrative	10,327	8,043

Total operating expense	36,869	40,916

Operating loss	(36,589)	(40,696)
Other income (expense), net	170	(12)

Net loss	$(36,419)	$(40,708)

Basic and diluted net loss per share	$(0.97)	$(39.70)

Shares used in computing basic and net loss per share	37,651,526	1,025,326

Pacific Biosciences of California, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	Years Ended December 31,
	2010	2009
Grant revenue	$1,674	$135
Operating expenses
Research and development	111,821	75,879
Sales, general and administrative	30,087	12,326

Total operating expense	141,908	88,205

Operating loss	(140,234)	(88,070)
Other income (expense), net	68	367

Net loss	$(140,166)	$(87,703)

Basic and diluted net loss per share	$(14.10)	$(173.03)

Shares used in computing basic and net loss per share	9,938,411	506,865